Exhibit 10.10

Lease Agreement

Contract No.: XY20231122-76

Lessor (hereinafter referred to as “Party A”): Shanghai Xiyang Property Management Co., Ltd.

Lessee (hereinafter referred to as “Party B”): Shanghai Alliance Industry Co., Ltd.

In accordance with the provisions of the Contract Law of the People’s Republic of China and relevant laws and regulations, both parties, on the basis of equality, voluntariness, fairness, and good faith, have reached an agreement on relevant lease matters and entered into this contract.

Article 1 Property Basic Information

1-1 The property is located at Room 903, No. 1288 Zhen Nan Road, Putuo District, Shanghai (hereinafter referred to as the “Leased Property”), with a building area of approximately 372.59 square meters, and the land use is for industrial purposes. This property is for office use. Both parties agree that if there is a discrepancy between the above-mentioned building area and the actual measured building area by other departments, institutions, organizations, or individuals, no rent adjustment will be made.

1-2 Party A is the lessor of the property and has the legal rights, authority, and capacity to sign this contract and correctly exercise and assume the rights and obligations stipulated in this lease agreement.

1-3 Party B (including Party B’s agents or representatives) as the lessee, has the legal rights, authority, and capacity to sign this contract, has the obligation and responsibility to review the legal risks and operational risks of this contract, operates within the scope of the business license, relevant certificates, and the permissions granted by Party A, diligently pursues the maximum business benefit, and ensures the correct exercise and assumption of the rights and obligations stipulated in this lease agreement.

1-4 Both parties agree that the following items are attachments to this contract and have the same legal effect as the main contract:

(1) Certificates and relevant usage scope, conditions, and requirements for the public or common parts of the property.

(2) Current decoration standards, condition of ancillary facilities, and equipment.

Article 2 Lease Term

2-1 The lease term is from December 20, 2023 to December 19, 2024.

Article 3 Rent, Security Deposit, and Payment Method

3-1 Rent (including tax): From December 20, 2023 to December 19, 2024, the rent is 3.2 RMB/square meter/day. The monthly rent (including tax) is 36,265.40 RMB (in words: Thirty-Six Thousand Two Hundred Sixty-Five Yuan and Forty Cents).

3-2 Rent and security deposit payment method: Rent is paid in advance (10 days before the next rent payment). Payment method: Three months’ rent in advance and two months’ security deposit. On the day of signing this contract, Party B shall pay Party A three months’ rent totaling 108,796.20 RMB and two months’ security deposit totaling 72,530.80 RMB. Upon expiration or termination of the contract, after Party B settles all rent, utilities, property management fees, and penalties and compensates for any losses, Party A will return the security deposit to Party B without interest.

Article 4 Delivery, Use, and Maintenance of the Property During the Lease Period

4-1 Party A will deliver the leased property to Party B on December 20, 2023. The completion of the delivery procedure between Party A and Party B will be deemed as Party A’s delivery. If Party B delays receiving the leased property, the lease term will start from the agreed delivery date of this contract. If Party B delays receiving the property for more than 15 days, Party A has the right to terminate this contract and forfeit the rent and security deposit paid by Party B.

4-2 Before the handover of the leased property, Party B must pay all fees as stipulated in this contract. Otherwise, Party A has the right to delay the delivery of the leased property, which will be deemed as Party B’s delay in receiving the property, and Party B will be responsible as stipulated in Article 4-1 of this contract.

4-3 Party B undertakes to use the leased property only for the purpose specified in this contract and shall not change the purpose of the leased property without authorization. Otherwise, it will be considered a breach of contract by Party B. Party A has the right to unilaterally terminate this contract and pursue Party B’s breach of contract liability as stipulated in Article 10 of this contract.

4-4 Party A allows Party B to design and decorate according to its operational needs. Party B should submit design drawings and construction plans to Party A before decorating, and Party B’s decoration work must be filed with Party A. If Party B’s decoration involves, but is not limited to, alterations, drilling, demolition that damages or affects the property’s main structure or requires approval according to legal provisions, it must be approved in writing by Party A or approved by relevant departments. Otherwise, actions causing damage will be considered severe breach of contract, and Party A has the right to terminate or cancel the contract early and pursue Party B’s breach of contract liability as stipulated in Article 10. If damage is caused to Party A or other third parties, Party B shall also bear the compensation responsibility.

4-5 During the lease period, Party A shall repair the leased property and facilities listed in this contract within three days of receiving a written maintenance notice from Party B. If Party A fails to repair in time, Party B may carry out the repairs, and the costs will be borne by Party A after confirmation (excluding damages caused by Party B’s improper use). However, Party B shall bear the maintenance responsibility for any additional facilities and equipment installed by Party B.

4-6 During the lease period, Party B shall use the property and its ancillary facilities reasonably. If the property and ancillary facilities are damaged due to Party B’s improper or unreasonable use, Party B shall be responsible for the repair. If Party B does not repair, Party A may carry out the repairs, and the costs will be borne by Party B.

Article 5 Property Management Fees and Other Costs

5-1 Property Management Fee: Party B shall pay the property management fee of 8.00 RMB/month/square meter to the Kangjian Plaza Property Management Company along with the rent to Party A. Party B must also pay during the rent-free period. The property management fee is paid in advance (5 days before the next period), and it is paid semi-annually. The first period of property management fee is from December 20, 2023 to June 19, 2024. If the property management fee standard changes during the lease period, it will be based on the actual charges by the property management company to the owners in the park.

5-2 Other costs incurred from commercial activities using the property shall be borne by Party B (including costs for Party B’s installation of telephone, broadband, cable TV, etc.).

5-3 Both Party A and Party B must pay their respective tax amounts in accordance with relevant tax regulations.

Article 6 Rights and Obligations of Party A

6-1 Party A has the right to require Party B to pay rent and related fees on time.

6-2 Party A has the right to sell or mortgage the leased property at any time during the lease term, but Party A shall continue to fulfill its obligations to Party B as stipulated in this contract.

6-3 Party A has the right to supervise whether Party B’s business activities are legal and whether they comply with relevant rules and regulations, but shall not interfere unlawfully with Party B’s normal business activities.

6-4 Electricity: Party A provides the electricity usage based on the original building design of the property (80W/square meter).

Article 7 Rights and Obligations of Party B

7-1 Party B shall pay the rent according to this contract. Party B is responsible for declaring and paying various taxes and fees arising from its operations.

7-2 Party B shall not use the property for illegal activities. Its business activities must not exceed the scope specified in its business license and shall be within the legal scope of the lease purpose, without interference from Party A.

7-3 If Party B wishes to sublet, it must obtain Party A’s written consent. If Party B sublets without Party A’s consent, Party A has the right to unilaterally terminate the lease contract, pursue Party B’s breach of contract liability, and stop providing utilities, taking necessary measures to reclaim the leased property. The property and belongings within will be considered abandoned by Party B, and Party A has the right to dispose of them, with any resulting losses borne by Party B. Party B only has the right to use the rented property, not ownership, and shall not provide guarantees or other forms of collateral.

7-4 During the lease period, Party B shall bear the costs of water, electricity, gas, air conditioning, communication, equipment, and other expenses incurred by its use of the leased property, calculated based on independently installed meters and government standards (and the public share of property consumption).

7-5 During the lease period, Party B shall comply with the unified property management of the property management company appointed by Party A and bear the property management fees (including: water, electricity, central air conditioning consumption (if any), cleaning, security, gardening, garbage disposal, and housing management fees for public areas).

7-6 Party B must take care of the property equipment. During the lease term, if the rented property equipment is damaged, Party B must bear the responsibility for repair or compensation.

7-7 Party B is responsible for the safety of personal and property within the leased property during the lease term. Any accidents occurring within the leased property, including but not limited to brawls, fires, smoke, water leakage, or any material spills causing personal injury or property damage, shall be borne by Party B, except when it is proven that the damage is caused by the inherent nature of the leased property itself.

7-8 Party B shall not install air conditioning or other facilities on the exterior façade of the leased property, and shall not engage in actions that damage the building’s external appearance, including but not limited to marble, glass curtain walls, and air conditioning louvres.

7-9 If the property is located on a street or road, Party B must maintain the sanitation in front of the property, and must not litter or dispose of household or kitchen waste improperly.

7-10 The design and installation of signage on the property by Party B must be approved in writing by Party A and must be approved by relevant government departments.

Article 8 Changes, Termination, and Cancellation of the Contract

8-1 Both parties agree that during the lease term, if any of the following circumstances occur, this contract will be automatically terminated, and neither party will bear responsibility: (1) The land use rights within the leased property area are legally reclaimed in advance; (2) The leased property is legally requisitioned due to social public interests or urban construction needs; (3) The property is damaged or lost due to reasons not caused by Party A.

8-2 During the lease term, neither party may unilaterally terminate this contract. If a party does so, the breaching party shall not only bear the breach of contract liability as stipulated in this contract but also compensate the non-breaching party with liquidated damages equivalent to 3 months’ rent.

8-3 If Party B needs to terminate the lease early during the lease term, they must submit a written request to Party A 3 months in advance. If Party A gives written consent, Party B must pay all due fees (including but not limited to rent, property management fees, and rent for any rent-free period). If Party B terminates the lease early without authorization, the paid rent and security deposit will not be refunded, and Party B must also pay Party A an additional liquidated damage equivalent to 3 months’ rent.

8-4 Upon termination or cancellation of the contract, Party B shall pay all relevant fees on the date of termination or cancellation and return the leased property according to the provisions of Article 9 of this contract.

8-5 Within 10 days after the contract is terminated or canceled, Party B shall cancel or amend any certificates or licenses that use the leased property as the registered address or business address, and submit the cancellation or amendment proof to Party A for filing. For each day overdue, Party B must pay Party A liquidated damages equal to twice the rent stipulated in this contract (based on the rent on the date of contract termination).

Article 9 Renewal and Property Handling

9-1 If Party B wishes to continue leasing the property after the lease term expires, they must notify Party A in writing 3 months before the end of the lease term. Party A will provide a written response regarding whether to agree to the lease renewal. If Party A agrees to the renewal, both parties must enter into a new lease contract.

9-2 If the lease term expires and Party B has not breached the contract, Party B shall have the priority to renew the lease under the same conditions.

9-3 If the lease term expires without renewal or the contract is terminated or canceled early, Party B shall return the leased property and any associated facilities provided by Party A in a good and rentable condition approved by Party A on the date of lease term expiry or contract termination/cancellation. Party B shall not claim any compensation from Party A for any expenses incurred in decoration or additions. Party A has the right to retain any immovable additions or additions whose value has been damaged after moving, and is not required to pay any compensation to Party B. If Party B undertakes restoration work, it must be completed within the lease term, and all related expenses shall be borne by Party B. If Party B delays in returning the leased property, for each day of delay, Party B must pay Party A a usage fee equivalent to twice the rent per square meter stipulated in the contract (based on the rent on the contract expiration date). If the delay exceeds 5 days and Party B has not delivered the leased property in accordance with the contract, Party A has the right to forfeit Party B’s security deposit and take necessary measures to forcibly reclaim the leased property. Any property left in the leased property will be deemed as abandoned by Party B, and Party A has the right to dispose of it.

Article 10 Liquidated Damages and Liability

10-1 If Party B defaults on rent or property management fees, for each day overdue, Party B must pay Party A a liquidated damage of 0.05% of the overdue amount. If the total overdue rent or property management fees exceed 15 days (including 15 days), Party A has the right to unilaterally terminate this contract, forfeit the security deposit, and Party B must additionally pay Party A liquidated damages equivalent to 3 months’ rent. Party A also has the right to stop supplying electricity and water and take necessary measures (including but not limited to stopping water and electricity supply) to reclaim the leased property, with any property in the leased property deemed abandoned by Party B, and Party A has the right to dispose of it. Party B shall bear any resulting losses.

10-2 During the lease term, if Party B terminates the lease early without authorization or without Party A’s written consent, the paid rent and security deposit will not be refunded, and Party B must also pay Party A liquidated damages equivalent to 3 months’ rent.

10-3 If any of the following circumstances occur, Party A has the right to unilaterally terminate the contract, reclaim the leased property, forfeit Party B’s security deposit, and Party B must pay Party A liquidated damages equivalent to 3 months’ rent (based on the current rent): (1) Unauthorized change of the property’s usage or purpose; (2) Unauthorized sublease of the whole or part of the leased property to a third party; (3) Use of the leased property for illegal purposes; (4) Unauthorized renovation or damage to the property’s structure, internal facilities, or equipment, or unauthorized change of the property’s use. If Party B does not repair or correct the situation within 3 working days after being notified by Party A or property management company; (5) Serious violation of overall property management or other related regulations, damaging the property’s image or harming the interests of other tenants and not following advice.

Article 11 Confidentiality

Both parties guarantee to keep confidential any documents related to this contract or any commercial secrets (technical information, business information, and other commercial secrets) obtained from the other party that cannot be obtained from public sources. No party shall disclose any part of these commercial secrets to any third party without the consent of the original provider of the commercial secrets, except as required by law, regulations, or other agreements between the parties. The confidentiality period is five years. Any violation of the confidentiality obligations will result in corresponding breach of contract liability and compensation for any resulting losses.

Article 12 Force Majeure

12-1 Force majeure refers to objective events that are unforeseeable, insurmountable, and unavoidable, and have a significant impact on one party, including but not limited to natural disasters such as floods, earthquakes, fires, and storms, as well as social events such as wars, turmoil, and government actions.

12-2 If the property needs to be reclaimed due to force majeure or requisition by relevant government departments, Party A must notify Party B one month in advance. Party B must unconditionally return the property as required by Party A.

Article 13 Notices

13-1 All notices required under this contract and any correspondence or notices related to this contract must be in writing and may be delivered by letter. If delivery by letter fails, notices may be delivered by announcement.

13-2 The communication addresses for each party are as follows:

Party A: 1st Floor, Building 7, No. 1226 Zhen Nan Road, Putuo District, Shanghai

Party B: Room 903, No. 1288 Zhen Nan Road, Putuo District, Shanghai

13-3 If a party changes its notification or communication address, it must notify the other party in writing within 7 days of the change. Otherwise, the party that did not notify will bear the corresponding responsibility.

Article 14 Dispute Resolution

14-1 This contract is governed by Chinese law.

14-2 Any disputes arising during the performance of this contract shall be resolved through negotiation between the parties. If negotiation fails, the disputes may be mediated by relevant departments or, if mediation fails, litigated at the People’s Court at the location of the leased property.

14-3 The costs arising from disputes, including but not limited to litigation fees, lawyer fees, transportation fees, communication fees, and other expenses, shall be borne by the losing party.

Article 15 Interpretation

15-1 The interpretation of this contract should be based on the purpose and literal meaning of the text. The titles of this contract are for convenience only and should not affect the interpretation of this contract.

15-2 If any part of this contract is deemed invalid, it shall not affect the legal effectiveness of the remaining provisions.

Article 16 Supplementary Terms and Attachments

16-1 Any matters not covered in this contract may be supplemented by additional terms through mutual agreement between Party A and Party B. The supplementary terms shall prevail over the provisions of this contract if they are consistent with the contract.

Article 17 Effectiveness of the Contract

17-1 This contract shall come into effect from the date it is signed and sealed by both parties or their authorized representatives.

17-2 This contract is executed in triplicate, with Party A holding two copies and Party B holding one copy, all of which have the same legal effect.

Attachment

Existing Decoration, Additional Facilities, Equipment Status, and Agreement on Self-Decoration by Party B

1.	After negotiation between Party A and Party B, Party A will provide the following support policy to Party B. If Party B performs according to the contract and does not breach any terms of the lease, Party A will grant Party B a one-month rent reduction. Specifically, the rent from November 20, 2024 to December 19, 2024, will be reduced. If Party B terminates the lease early for any reason, the rent for the rent-free period will not be reduced by Party A, and Party B shall pay Party A the rent according to the lease contract. The property management fees during the rent-free period are not waived.

2.	Party A will deliver the leased property to Party B in its current condition. Party B has already inspected the property on-site before signing this contract.

3.	Upon termination or cancellation of the lease, after Party B has settled all payable amounts, Party B is entitled to remove its movable items, and any movable facilities or equipment added by Party B (excluding air conditioning piping) and clean the property. However, Party B must not damage the main structure of the leased property. Decorations made by Party B, such as ceilings, floors, partitions, lighting, and electrical work, are not subject to removal. Party A is not required to pay any compensation to Party B for these decorations. If Party B removes such decorations, Party A has the right to require Party B to restore the leased property to its original condition, and all related costs shall be borne by Party B.

4.	If Party B wishes to carry out additional renovations, the renovation plan must be reviewed and approved by Party A. Party B is responsible for the installation and maintenance of air conditioning.

5.	Water: Party A will provide the existing water supply/drainage connection points for the property.

6.	Network: Network usage must be applied for at the property and unauthorized connections are prohibited.

7.	Electricity: Party A will provide electricity based on the original building design for the property (80W/square meter).

8.	Gas: Party B must apply for gas service on its own.

9.	Party B must apply for and obtain necessary permits as required, with Party A providing assistance.

10.	The design, production, and installation of exterior façade advertisements must be approved by Party A.

11.	The property must not be used as residential accommodation.

12.	If Party A needs to relocate the property due to force majeure, Party B agrees to cooperate unconditionally with Party A for lease termination or relocation. If Party A offers another rental site to Party B, the details of the lease will be negotiated separately. Party A will refund any rent and security deposit paid by Party B for the unexpired period, and Party A will not be liable for any breach of contract.

13.	The property may only be used for office purposes and not for any other uses. Party B is prohibited from using the property for retail or other commercial activities.

14.	Any matters not addressed herein may be resolved through separate negotiation with Party A.

Seal of Applicant (Party A):	Seal of Grantor (Party B):
[Company Seal Affixed Here]	[Company Seal Affixed Here]
Date of Contract Signing:	Date of Contract Signing:
Address of Contract Signing: